 EXHIBIT NO. 99.1

NEWS FROM                ESCO TECHNOLOGIES

For more information contact:
Kate Lowrey	For media inquiries:
Director, Investor Relations	David P. Garino
ESCO Technologies Inc.	(314) 982-0551
(314) 213-7277

ESCO ANNOUNCES FIRST QUARTER 2012 RESULTS

ST. LOUIS, February 7, 2012 – ESCO Technologies Inc. (NYSE: ESE) today reported its operating results for the first quarter ended December 31, 2011.

Chairman’s Commentary

Vic Richey, Chairman and Chief Executive Officer, commented, “First quarter sales, EBIT and EPS all exceeded our original projections anticipated at the start of the year.  The most satisfying aspect of the quarter was the significant volume of entered orders across all three segments and the resulting $51 million increase in backlog.  The $33 million SoCalGas order, the additional PG&E gas business, and the better-than-expected COOP orders certainly were highlights of the quarter.
“While it was disappointing that we used cash in the quarter, it was primarily timing-related, as a few large customer payments expected in late December weren’t received until the first week of January.  We are on track with our cash flow projections year-to-date.
“With the PG&E gas, New York City water, and CFE (Mexico) projects winding down throughout 2011, coupled with the incremental SG&A investments we are making, we fully expected first quarter sales and EPS to be lower than the prior year.  In spite of the wind-down from these three large contracts, we nearly overcame this headwind with strong sales in Filtration, Test and at Doble.
“Filtration had an exceptional quarter and is nearing a 20 percent EBIT margin, and Doble continues to outperform our expectations coming in with an EBIT margin of nearly 24 percent, in spite of the additional investments in SG&A.
 “I continue to be excited about our prospects for 2012 and remain convinced that our three-segment strategy is the appropriate course of action, and I believe that our first quarter results validate this approach.”

First Quarter 2012 Highlights

•	Entered orders were $204 million, resulting in a book-to-bill ratio of 1.33x and a firm order backlog of $394 million (increased $51 million) at December 31, 2011;
•	Book-to-bill ratios were: Filtration 1.12x, Test 1.16x, and USG 1.56x;
•
Utility Solutions Group (USG) orders were $110 million, and included: $33 million from Southern California Gas Co. (SoCalGas) bringing project-to-date orders to $53 million; $6 million from PG&E gas for additional AMI hardware; and $32 million of additional COOP orders;

•	Filtration net sales were $43 million, an increase of $7 million, or 21 percent over Q1 2011 net sales of $36 million;
•	Test net sales were $39 million, an increase of $7 million, or 23 percent over Q1 2011 net sales of $32 million;
•	USG net sales were $70 million, a decrease of $22 million, or 24 percent, compared to Q1 2011 net sales of $92 million;
•
Within USG, Aclara’s net sales decreased $23 million compared to Q1 2011 due to lower volumes at PG&E gas, New York City water, and CFE in Mexico, partially offset by an increase of $7 million, or 42 percent,  in COOP sales;

•	Also within USG, Doble Q1 2012 sales increased five percent from Q1 2011 to $28 million;
•	Consolidated net sales were $153 million, a decrease of $7 million, or 4 percent, compared to $160 million in Q1 2011 primarily due to Aclara as noted above;
•
SG&A increased $5 million in Q1 2012 compared to Q1 2011 due to the Test business acquisition (EMV-Germany) included in Q1 2012; increased new product development (NPD) costs in Filtration for additional Space product applications and additional content on Airbus platforms; additional NPD costs incurred at Aclara for new Smart Grid applications and advanced networking capabilities; and additional sales, marketing and engineering costs related to new products and new global market expansion initiatives; and

•	Q1 2012 EPS was $0.19 per share, compared to $0.40 in Q1 2011.

Business Outlook

Statements contained in the preceding and following paragraphs are based on current expectations.  Statements that are not strictly historical are considered forward-looking, and actual results may differ materially.

Dividend Payment

The next quarterly cash dividend of $0.08 per share will be paid on April 20 to stockholders of record on April 6.

Fiscal Years 2012 / 2013

Consistent with the Outlook communicated in the November 8, 2011 earnings release, Management’s expectations for fiscal years 2012 and 2013 include the following assumptions:
•	Sales are expected to increase in the low- to mid-single digits in 2012 and are expected to increase more than 15 percent in 2013 over 2012.
•
The 2012 sales growth is muted by a $40 million sales decrease at PG&E and New York City since the projects are nearly completed, partially offset by initial sales at SoCalGas, reflecting the initial deployment of network infrastructure and software.

•
The significant sales growth expected in 2013 will be driven by Aclara (SoCalGas metering endpoint ramp-up and higher international sales) and Doble (new and enhanced products and solutions, and incremental international sales).

•	EPS is expected to grow approximately 5 to 10 percent in fiscal 2012, and is expected to increase more than 25 percent in 2013 over 2012.
•	The 2012 EPS growth is impacted by lower PG&E and New York City sales and the initial deployment of lower-margin network infrastructure and software related to SoCalGas.
•	The anticipated 2013 EPS growth reflects the significant sales and profit contributions of Aclara and Doble, as well as reasonable profit growth expected from Filtration and Test.
•	The 2012 effective tax rate is expected to be between 33 and 35 percent.
•	On a quarterly basis, Management expects 2012 revenues and EPS to be more second half weighted than the quarterly profile reported in fiscal 2011.

Chairman’s Commentary – 2012 / 2013

Mr. Richey concluded, “After reviewing our current operating plans for the remainder of the year, I remain confident about our 2012 sales and EPS outlook.  Additionally, we remain fully committed to our previous expectations of significant sales and EPS growth for 2013 and beyond.  I am enthusiastic about our future as I see meaningful growth opportunities across all three segments.
“My perspective remains the same as in November: We expect our near-term growth projections to be led by the largest AMI gas project in North America, supplemented by our international opportunities at Aclara and Doble, and complemented by our expected domestic growth across all three operating segments.
“Our commitment remains the same − to achieve our long-term goal of increasing shareholder value.”

Conference Call

The Company will host a conference call today, February 7, at 4 p.m. Central Time, to discuss the Company’s first quarter fiscal 2012 operating results.  A live audio webcast will be available on the Company’s website at www.escotechnologies.com.  Please access the website at least 15 minutes prior to the call to register, download and install any necessary audio software.  A replay of the conference call will be available for seven days on the Company’s website noted above or by phone (dial 1-888-203-1112 and enter the pass code 6392450).

Forward-Looking Statements

Statements in this press release regarding the amount and timing of the Company’s expected 2012 and beyond revenues, EPS, sales, orders, cash flow, investments, the size and success of the SoCalGas AMI project, the size, number and timing of growth opportunities in the future, success in capturing international and domestic opportunities, development and success of new products and technologies, the long-term success of the Company, and any other statements which are not strictly historical are “forward-looking” statements within the meaning of the safe harbor provisions of the federal securities laws.  Investors are cautioned that such statements are only predictions and speak only as of the date of this release, and the Company undertakes no duty to update.  The Company’s actual results in the future may differ materially from those projected in the forward-looking statements due to risks and uncertainties that exist in the Company’s operations and business environment including, but not limited to: the risk factors described in Item 1A of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2011; changes in requirements of SoCalGas; SoCalGas’ ability to successfully negotiate appropriate terms and conditions with other subcontractors and project participants; the performance of SoCalGas employees, vendors and other participants in connection with project responsibilities; the Company’s successful performance of the SoCalGas agreement; financial constraints impacting SoCalGas; the receipt of necessary regulatory approvals pertaining to the SoCalGas project; the impact that recent flooding in Thailand may have on the availability of components utilized by Aclara; the success of the Company’s competitors; changes in federal or state energy laws; the Company’s successful performance of its AMI contracts; site readiness issues with Test segment customers; weakening of economic conditions in served markets; changes in customer demands or customer insolvencies; competition; intellectual property rights; technical difficulties; unforeseen charges impacting corporate operating expenses; the performance of the Company’s international operations; material changes in the costs and availability of certain raw materials including steel and copper; worldwide availability of electronic components; termination for convenience of customer contracts; timing and magnitude of future contract awards; containment of engineering and development costs; performance issues with key customers, suppliers and subcontractors; labor disputes; changes in laws and regulations, including but not limited to changes in accounting standards and taxation requirements; costs relating to environmental matters; uncertainty of disputes in litigation or arbitration; and the Company’s successful execution of internal operating plans.

Non-GAAP Financial Measures

The financial measures EBIT and EBIT margin are presented in this press release.  The Company defines EBIT as earnings before interest and taxes from continuing operations, and EBIT margin as a percent of net sales.  EBIT and EBIT margin are not recognized in accordance with U.S. generally accepted accounting principles (GAAP).  However, management believes that EBIT and EBIT margin are useful in assessing the operational profitability of the Company’s business segments because they exclude interest and taxes, which are generally accounted for across the entire Company on a consolidated basis.  EBIT is also one of the measures used by management in determining resource allocations within the Company as well as incentive compensation.  The Company believes that the presentation of EBIT and EBIT margin provides important supplemental to investors by facilitating comparisons with other companies, many of which use similar non-GAAP financial measures to supplement their GAAP results.  The use of non-GAAP financial measures is not intended to replace any measures of performance determined in accordance with GAAP.

ESCO, headquartered in St. Louis, is a proven supplier of special purpose utility solutions for electric, gas, and water utilities, including hardware and software to support advanced metering applications and fully automated intelligent instrumentation.  In addition, the Company provides engineered filtration products to the aviation, space, and process markets worldwide and is the industry leader in RF shielding and EMC test products.  Further information regarding ESCO and its subsidiaries is available on the Company’s website at www.escotechnologies.com.

- tables attached -

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES Condensed Consolidated Statements of Operations (Unaudited) (Dollars in thousands, except per share amounts)

	Three Months Ended December 31, 2011	Three Months Ended December 31, 2010

Net Sales	$152,925	159,936
Cost and Expenses:
Cost of sales	92,721	97,483
Selling, general and administrative expenses	48,690	43,645
Amortization of intangible assets	3,153	2,853
Interest expense	491	774
Other (income) expenses, net	(472)	(618)
Total costs and expenses	144,583	144,137

Earnings before income taxes	8,342	15,799
Income taxes	3,135	4,986

Net earnings	$5,207	10,813

Earnings per share:
Basic
Net earnings	$0.20	0.41

Diluted
Net earnings	$0.19	0.40

Average common shares O/S:
Basic	26,671	26,540
Diluted	26,857	26,816

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES Condensed Business Segment Information (Unaudited) (Dollars in thousands)

	Three Months Ended December 31,
	2011		2010

Net Sales
Utility Solutions Group	$70,349		$92,189
Test	39,354		32,004
Filtration	43,222		35,743
Totals	$152,925		$159,936

EBIT
Utility Solutions Group	$4,966		$15,355
Test	1,947		1,909
Filtration	8,236		5,475
Corporate	(6,316)	(1)	(6,166)	(1)
Consolidated EBIT	8,833		16,573
Less: Interest expense	(491)		(774)
Earnings before income taxes	$8,342		$15,799

Note:Depreciation and amortization expense was $6.0 million and $5.5 million for the quarters ended December 31, 2011 and 2010, respectively.
(1) Includes $1.2 million of amortization of acquired intangible assets.

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES Condensed Consolidated Balance Sheets (Unaudited) (Dollars in thousands)

	December 31, 2011	September 30, 2011

Assets
Cash and cash equivalents	$28,626	34,158
Accounts receivable, net	127,077	144,083
Costs and estimated earnings on long-term contracts	14,545	12,974
Inventories	107,303	96,986
Current portion of deferred tax assets	20,558	20,630
Other current assets	20,047	19,523
Total current assets	318,156	328,354

Property, plant and equipment, net	73,079	73,067
Intangible assets, net	231,291	231,848
Goodwill	361,436	361,864
Other assets	15,965	16,704
	$999,927	1,011,837

Liabilities and Shareholders’ Equity
Short-term borrowings and current maturities of long-term debt	$129,646	50,000
Accounts payable	44,680	54,037
Current portion of deferred revenue	19,891	24,499
Other current liabilities	70,712	77,301
Total current liabilities	264,929	205,837
Deferred tax liabilities	86,361	85,313
Other liabilities	46,051	44,977
Long-term debt	-	75,000
Shareholders’ equity	602,586	600,710
	$999,927	1,011,837

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited) (Dollars in thousands)

Three Months Ended December 31, 2011
Cash flows from operating activities:
Net earnings	$5,207
Adjustments to reconcile net earnings to net cash used by operating activities:
Depreciation and amortization	6,014
Stock compensation expense	1,139
Changes in current assets and liabilities	(11,240)
Effect of deferred taxes	1,120
Change in deferred revenue and costs, net	(2,359)
Pension contributions	(610)
Other	211
Net cash used by operating activities	(518)

Cash flows from investing activities:
Capital expenditures	(3,087)
Additions to capitalized software	(2,946)
Net cash used by investing activities	(6,033)

Cash flows from financing activities:
Proceeds from debt revolver	21,646
Principal payments on debt revolver	(17,000)
Dividends paid	(2,134)
Other	63
Net cash provided by financing activities	2,575

Effect of exchange rate changes on cash and cash equivalents	(1,556)

Net decrease in cash and cash equivalents	(5,532)
Cash and cash equivalents, beginning of period	34,158
Cash and cash equivalents, end of period	$28,626

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES Other Selected Financial Data (Unaudited) (Dollars in thousands)

Backlog And Entered Orders – Q1 FY 2012	Utility Solutions	Test	Filtration	Total
Beginning Backlog – 10/1/11	$125,352	86,856	130,865	343,073
Entered Orders	109,697	45,615	48,432	203,744
Sales	(70,349)	(39,354)	(43,222)	(152,925)
Ending Backlog – 12/31/11	$164,700	93,117	136,075	393,892

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